UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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BENCHMARK ELECTRONICS, INC.

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BENCHMARK ELECTRONICS, INC.
3000 Technology Drive
Angleton, Texas 77515

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MAY 20, 2009

Shareholders of Benchmark Electronics, Inc.:

The 2009 Annual Meeting of Shareholders of Benchmark Electronics, Inc. (the Company) will be held at the Four Seasons Hotel Houston, 1300 Lamar Street, Houston, Texas, on Wednesday, May 20, 2009, beginning at 9:00 a.m. (local time), for the following purposes:

1.	to elect seven directors to serve on the Board of Directors until the 2010 annual meeting of shareholders and until their successors are duly elected and qualified;
2.	to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2009; and
3.	to transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on April 6, 2009 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting. Regardless of whether you plan to attend the meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope or to vote by telephone or via the Internet pursuant to the instructions on the proxy card at your earliest convenience.

By order of the Board of Directors,

Kenneth S. Barrow
Secretary

Angleton, Texas
April 14, 2009

YOUR VOTE IS IMPORTANT.

To ensure your shares are represented at the meeting, please complete, date, sign and return the enclosed proxy in the accompanying envelope or vote by telephone or via the Internet pursuant to the instructions on the proxy card at your earliest convenience, whether or not you plan to attend the meeting. No additional postage is necessary if the proxy is mailed in the United States. The proxy is revocable at any time before it is voted at the meeting.

BENCHMARK ELECTRONICS, INC.
3000 Technology Drive
Angleton, Texas 77515
(979) 849-6550

April 14, 2009

PROXY STATEMENT
FOR
2009 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MAY 20, 2009

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the Board) of Benchmark Electronics, Inc. (the Company) for use at the 2009 Annual Meeting of Shareholders of the Company to be held on Wednesday, May 20, 2009, beginning at 9:00 a.m. (local time), and any adjournment thereof (the Meeting) for the purposes set forth in this Proxy Statement and the accompanying Notice. It is anticipated that this Proxy Statement, the Notice and the enclosed form of proxy will be sent to shareholders on or about April 20, 2009.

Proxies

Proxies in the enclosed form that are properly executed and received by the Company before or at the Meeting and which are not revoked will be voted in accordance with the directions set forth therein. If no direction is made, a proxy that is properly signed and received by the Company and which is not revoked will be voted FOR the election of all nominees for director named herein to serve on the Board until the 2010 annual meeting of shareholders and until their successors are duly elected and qualified, and FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2009. If any other matter, not known or determined at the time of the solicitation of proxies, properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. The proxy also confers on the persons named therein discretionary authority to vote with respect to any matters presented at the Meeting for which advance notice was not received by the Company prior to February 3, 2009. Proxies may be revoked by written notice received by the Secretary of the Company at any time before they are voted by delivering to the Secretary of the Company a signed notice of revocation, or a later dated signed proxy, or by attending the Meeting and voting in person by ballot.

Voting Securities

Shareholders of record at the close of business on April 6, 2009 are entitled to notice of and to vote at the Meeting. As of April 6, 2009, there were 65,241,768 common shares, $0.10 par value per share (Common Shares), issued, outstanding and entitled to vote at the Meeting. Each Common Share is entitled to one vote on all matters that may properly come before the Meeting.

Quorum and Other Matters

The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding Common Shares is necessary to constitute a quorum. Common Shares represented by a properly completed, signed and returned proxy will be counted as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Common Shares held by nominees which are voted on at least one matter coming before the Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner’s discretion has been withheld (a non-vote) for voting on some or all other matters.

All matters specified in the notice of the Meeting require the approval of the affirmative vote of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. An abstention, a broker non-vote or a withholding of authority to vote with respect to the election of directors or the ratification of the appointment of the Company’s independent registered public accountants will have the effect of a vote against the proposal.

An Inspector of Election appointed by the Company will tabulate votes at the Meeting.

The Board is not aware of any matters that are expected to come before the Meeting other than those referred to in this Proxy Statement. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

The following table sets forth certain information with respect to each nominee for election as a director of the Company. Each nominee was proposed for reelection by the Nominating/Governance Committee for consideration by the Board and proposal to the Shareholders. The information as to age, principal occupation, and directorships has been furnished by each such nominee.

Name	Age	Principal Occupation	Director Since
Cary T. Fu	60	Chief Executive Officer of the Company	1990(1)
Michael R. Dawson	55	Senior Vice President, Chief Financial Officer and Director of Northern Offshore, Ltd.	2006
Peter G. Dorflinger	57	General Partner of MAD Capital Partners	1990
Douglas G. Duncan	58	President and Chief Executive Officer of FedEx Freight Corporation	2006
Laura W. Lang	53	Chief Executive Officer Worldwide of Digitas	2005
Bernee D.L. Strom	61	Managing Partner of Revitalization Partners, LLC	2004
Clay C. Williams	46	Executive Vice President and Chief Financial Officer of National Oilwell Varco, Inc.	2008

(1)	Also served as a director of the Company from 1986 to 1988.

Mr. Fu has been a director of the Company since 1990 and Chief Executive Officer since September 2004. He served as President and Chief Executive Officer of the Company from September 2004 to December 2006, President and Chief Operating Officer of the Company from May 2001 to September 2004, Executive Vice President from 1990 to May 2001 and Executive Vice President-Financial Administration from 1990 to April 1992. He also has served the Company as Treasurer from 1986 to January 1996, Secretary from 1990 to January 1996 and from 1986 to 1988 and Assistant Secretary from 1988 to 1990. In addition, Mr. Fu also served as a director of the Company from 1986 to 1988. From 1983 to 1986, Mr. Fu was employed by Intermedics as Controller of the Company and another subsidiary of Intermedics. Mr. Fu holds an M.S. degree in accounting from the University of Houston and is a Certified Public Accountant. Mr. Fu also serves on the board of directors of Teradata Corporation.

Mr. Dawson has been a director of the Company since 2006 and is a member of the Audit and Compensation Committees. Mr. Dawson has served as chair of the Audit Committee since May 2007. Mr. Dawson is Senior Vice President, Chief Financial Officer and Director of Northern Offshore, Ltd., an offshore oil and gas drilling contractor. Mr. Dawson served as Senior Vice President and Chief Financial Officer of GlobalSantaFe Corporation from June 2005 to November 2007. Previously, he served GlobalSantaFe as Vice President and Controller from 2003 to 2005 and as Vice President and Treasurer from 2001 to 2003. Prior to November 2001, Mr. Dawson served as Vice President, Investor Relations and Corporate Communications for Global Marine Inc. A Certified Public Accountant, Mr. Dawson joined Global Marine in 1999 after 16 years with Union Texas Petroleum Holdings, where he served as Director of Acquisitions and Portfolio Management, Director of Investor Relations and in numerous financial management positions in the Controller’s organization. Mr. Dawson began his career at Shell Oil Company in 1975. Mr. Dawson holds a B.B.A. degree from the University of Iowa. Mr. Dawson qualifies as an “independent director” under the rules of the NYSE and as defined in Schedule 14A promulgated under Securities Exchange Act of 1934 and as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

Mr. Dorflinger has been a director of the Company since 1990 and is a member of the Nominating/ Governance Committee. Mr. Dorflinger has served as chair of the Nominating/Governance Committee since May 2006. He served as chair of the Compensation Committee from December 2003 to May 2006. Mr. Dorflinger is a general partner of MAD Capital Partners focusing on private investments in oil and gas exploration, commercial property development, and early stage medical product companies. Mr. Dorflinger is the former

President of GlasTech, Inc., a dental products manufacturer, a position he held from November 1998 through May 2002. From January 1998 through October 1998, he served as President and Chief Operating Officer of Physicians Resource Group, Inc., a physicians’ practice management company. From January 1997 through January 1998, he served as Vice President and General Counsel of Advanced Medical Instruments, Inc., a manufacturer of medical monitoring equipment. From March 1987 through October 1996, he served as Vice President, General Counsel and Secretary of Intermedics. From June 1990 through October 1996, he also served as Group Vice President and General Counsel of SULZERmedica, a division of Sulzer Limited of Switzerland, composed of eight operating medical companies, including Intermedics. Mr. Dorflinger received a J.D. degree from the University of Houston and is also a director of several privately held companies. Mr. Dorflinger qualifies as an “independent director” under the rules of the NYSE.

Mr. Duncan has been a director of the Company since 2006 and is a member of the Audit and Compensation Committees. Mr. Duncan is President and Chief Executive Officer of FedEx Freight Corporation, a provider of regional and interregional less-than-truckload freight services. He was founding CEO of this stand-alone corporation for FedEx and has served in that capacity since 2001. Mr. Duncan serves on the executive committee of the American Trucking Associations and is chairman of the American Transportation Research Institute. Mr. Duncan graduated from Christopher Newport University. Mr. Duncan qualifies as an “independent director” under the rules of the NYSE.

Ms. Lang has been a director of the Company since 2005 and is a member of the Compensation and Nominating/Governance Committees. Ms. Lang has served as chair of the Compensation Committee since May 2006. Ms. Lang is Chief Executive Officer Worldwide of Digitas, a leading integrated strategy, technology and marketing consulting firm. She previously served as President of Digitas LLC from 2004 through 2007. Prior to joining Digitas as Executive Vice President in 1999, Ms. Lang was President of Marketing Corporation of America which provided strategic consulting services to Fortune 100 clients in the telecommunications, technology and information, entertainment, travel, and gaming industries. She joined the firm in 1995 as a Partner and developed a practice around technology and utilization of information with a significant amount of B2B consulting to include repositioning of corporate markets. She was promoted to President in 1996. From 1989 to 1995, Ms. Lang was Senior Vice President at Yankelovich Clancy Shulman and ran their consulting group. From 1986 to 1989, Ms. Lang was a Product Director with Bristol Myers. She was Director of Internal Consulting for Pfizer Pharmaceuticals from 1983 to 1985. She began her career with Quaker Oats in brand management in 1980. Ms. Lang graduated from Tufts University with a Bachelor’s degree (summa cum laude) in 1977. She earned an M.B.A. in Finance and Marketing from the University of Pennsylvania Wharton School of Business in 1980. Ms. Lang qualifies as an “independent director” under the rules of the NYSE.

Ms. Strom has been a director of the Company since 2004 and is a member of the Audit and Nominating/Governance Committees. She served as chair of the Audit Committee from May 2006 to May 2007 and served as chair of the Nominating/Governance Committee from May 2004 to May 2006. Ms. Strom is the Managing Partner of Revitalization Partners LLC, an international specialty management services firm that provides hands-on interim executive management and advisory services to client companies. Ms. Strom also serves as Chairman of Ensequence, Inc., a software company that has developed a cross-platform technology for interactive video across cable, satellite, broadband and mobile devices. She has served as President and Chief Executive Officer of The Strom Group, an investment and business advisory firm, since 1990. From July 2000 to February 2001 she was Chairman and Chief Executive Officer of iCopyright.com, a provider of Internet content services. From January to June 2000 she was President of InfoSpace.com Ventures, LLC, the venture capital arm of InfoSpace.com, Inc., a global provider of information and commerce infrastructure services for wireless devices and web sites. From 1998 to 1999 she was President and Chief Operating Officer of InfoSpace.com, Inc. From 1995 to 1997 she was President and Chief Executive Officer of USA Digital Radio Partners, LP, a communication and technology company. Ms. Strom received her B.S. in mathematics and history, her M.A. and her Ph.D. (ABD) in mathematics and mathematics education from New York University and her M.B.A. from the Anderson School at the University of California, Los Angeles. Ms. Strom qualifies as an “independent director” under the rules of the NYSE.

Mr. Williams was appointed to the Board in October 2008 and is a member of the Audit and Compensation Committees. Mr. Williams is Executive Vice President and Chief Financial Officer of National Oilwell Varco, Inc., a global service provider and manufacturer of equipment for oil and gas producers. He also served as the Chief Financial Officer of Varco International, Inc. prior to Varco’s merger with National-Oilwell. Mr. Williams began his career at Shell Oil Company in 1985, and has held various positions in the energy industry for more than 20 years. Mr. Williams received a B.S. degree in Civil/Geological Engineering from Princeton University and an M.B.A. from the University of Texas at Austin. Mr. Williams qualifies as an “independent director” under the rules of the NYSE and as defined in Schedule 14A promulgated under Securities Exchange Act of 1934 and as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.

The officers of the Company are elected by, and serve at the discretion of, the Board.

Election Procedures; Term

The directors will be elected by the affirmative vote of the holders of a majority of the outstanding Common Shares present in person or represented by proxy at the Meeting. Unless the authority to vote for the election of directors is withheld as to any or all of the nominees, all Common Shares represented by proxy will be voted for the election of the nominees. If the authority to vote for the election of directors is withheld as to any but not all of the nominees, all Common Shares represented by any such proxy will be voted for the election of the nominees as to whom such authority is not withheld. If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board. The Board, however, has no reason to believe that any nominee will be unavailable to serve as a director.

Any vacancy on the Board occurring after the election may be filled (1) by election at any annual or special meeting of the shareholders called for that purpose, or (2) by a majority of the remaining directors though less than a quorum of the Board, provided that the remaining directors may not fill more than two such director vacancies during the period between any two successive annual meetings of shareholders. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his or her predecessor in office.

All directors will be elected to serve until the 2010 annual meeting of shareholders and until their successors are duly elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Corporate Governance

The Company has been built on a culture where integrity is the first and most important value, and this value has long been a part of the Company’s corporate identity. The Company’s practices reflect corporate governance initiatives that are compliant with existing standards of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	A majority of our Board members are independent of the Company and its management as defined by the NYSE;
•	The independent members of the Board meet regularly without the presence of management;
•	The Audit Committee, the Compensation Committee and the Nominating/Governance Committee each operate under charters that clearly establish their respective roles and responsibilities;
•	All members of the Audit Committee, the Compensation Committee and the Nominating/Governance Committee meet the tests for independence established by the NYSE;
•	The Chairman of the Audit Committee is an “audit committee financial expert”, as defined by the SEC;
•	The Audit Committee meets with management and the auditors to receive information concerning the design and operation of internal controls;
•	KPMG LLP, our independent registered public accounting firm, reports directly to the Audit Committee;
•	The Company’s internal audit group reports periodically throughout the year directly to the Audit Committee;
•	The Company has, consistent with the requirements of the Sarbanes-Oxley Act of 2002, adopted a policy prohibiting personal loans or extensions of credit to any executive officer or director;
•	The Company has a code of conduct that applies to all employees, officers and directors and a reporting policy to allow for confidential and anonymous reporting to the Audit Committee; and
•	The Board operates under a set of corporate governance guidelines.

The Board will continue to enhance the Company’s governance practices as new ideas and best practices emerge. You can access our current committee charters for our Audit Committee, Compensation Committee and Nominating/Governance Committee, as well as our Code of Conduct applicable to all of the Company’s employees, officers and directors, and our Corporate Governance Guidelines, on our website at www.bench.com under “Investor — Corporate Governance,” or you may obtain print copies of these materials by writing to the Corporate Secretary at Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515, phone 979-849-6550.

Shareholders and other interested parties may send communications to the Board, the non-employee directors as a group or individual directors, in each case in care of Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515.

Operation of Board of Directors and Its Committees

The Board has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its shareholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to shareholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on the Company. Management keeps the directors informed of Company activity through regular written reports and presentations at Board and committee meetings.

The directors are elected annually by the shareholders and hold office until their successors are elected and qualified. The Amended and Restated Bylaws of the Company provide for a Board of Directors consisting of not less than five, nor more than nine, members, as set from time to time by resolution of the Board of Directors. The Board presently consists of nine members. After more than twenty years as members of our Board, Donald E. Nigbor and Steven A. Barton have decided to not stand for reelection to the Board. Both were among the original founders of the Company. Mr. Nigbor served as a director of the Company since 1986, Chairman of the Board since May 2001, Chief Executive Officer from May 2001 to September 2004, and President from 1986 to May 2001. Mr. Barton has been a director and Executive Vice President of the Company since 1990, Executive Vice President — Marketing and Sales from 1988 to 1990, and Vice President from 1986 to 1988. Each will continue to provide consulting services to the Company through 2009.

The NYSE rules require that the Company have a majority of independent directors. The rules provide that no director will qualify as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company and its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In evaluating each director’s independence, the Board considers the NYSE rules as well as all facts and circumstances deemed relevant. Accordingly, as of the date of this Proxy Statement, the Board has determined that the following nominees are “independent”: Michael R. Dawson, Peter G. Dorflinger, Douglas G. Duncan, Laura W. Lang, Bernee D.L. Strom and Clay C. Williams. The Board has determined that each independent director or nominee had no material relationship with the Company other than as a director, shareholder or management, and that none of the express disqualifications contained in the NYSE rules apply to any of them.

In making this determination, the Board considered any transactions, relationships and arrangements as required by the NYSE listing requirements. In particular, the Board noted that in the ordinary course of business, transactions may occur between the Company and companies or other entities at which some of our directors are executive officers.

Mr. Duncan is employed by FedEx Freight Corporation with which the Company engages in ordinary course of business transactions — purchasing of freight services. Under the NYSE rules, business transactions are not considered to be material transactions that would impair a director’s independence if the director is an employee or executive officer of another company that does business with the Company and our annual payments to or from that company in each of the last three fiscal years are in an amount less than the greater of $1,000,000 or 2% of the annual consolidated gross revenues of the company by which the director is employed. The Company’s transactions with FedEx Freight Corporation and its parent, FedEx Corporation, were below the threshold set forth in the NYSE rules.

The Board held six meetings during 2008. Each of the directors attended at least 75% of such meetings during the period in which he or she was director. Messrs. Nigbor, Fu and Barton are also employees of the Company. They do not participate in any meeting at which their compensation is evaluated. All members of all committees are non-employee directors. In addition to committee meetings, the non-employee directors regularly meet outside the presence of the employee-directors. These executive sessions are currently held either before, after or otherwise in conjunction with the Board’s regularly scheduled meetings. Additional executive sessions can be scheduled at the request of the non-employee directors. The director who presides over the executive sessions is chosen by independent directors at the executive session.

The Board has an Audit Committee, a Compensation Committee and a Nominating/Governance Committee. Each committee has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter at least annually. Each member of each committee meets the independence requirements of the NYSE.

The Audit Committee, consisting of Messrs. Dawson, Duncan, Williams and Ms. Strom, met eleven times during 2008 and each member attended at least 75% of the meetings during the period in which he or she was a member of such committee. Mr. Dawson, Ms. Strom and Mr. Williams qualify as “audit committee financial experts” under the rules of the SEC. For a description of Mr. Dawson, Ms. Strom and Mr. Williams’s qualifications see “Election of Directors — Nominees for Election”. An “audit committee financial expert” is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. The Board, in its business judgment, has determined that Audit Committee members are “independent,” as required by applicable listing standards of the NYSE governing the qualifications of the members of audit committees, including the requirements of the Securities Exchange Act of 1934. The function of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) management’s conduct of the Company’s financial reporting process (including management’s development and maintenance of systems of internal accounting and financial controls), (ii) the integrity of the Company’s financial statements, (iii) the Company’s compliance with legal and regulatory requirements and ethical standards, (iv) the qualifications and independence of the Company’s outside auditors and (v) the performance of the Company’s internal audit function and the outside auditors; and to prepare the audit committee report required by the rules of the SEC to be included in the Company’s annual proxy statement. Additional information regarding the functions performed by the committee is set forth below in the “Report of the Audit Committee.”

The Compensation Committee, consisting of Messrs. Dawson, Duncan, Williams and Ms. Lang, met four times during 2008 and each member attended at least 75% of the meetings during the period in which he or she was a member of such committee. The functions of the Compensation Committee are to (i) oversee the administration of the compensation plans, in particular the incentive compensation and equity-based plans, of the Company (and, to the extent appropriate, the subsidiaries of the Company), (ii) discharge the Board’s responsibilities relating to the compensation of the Company’s executives, (iii) review and make recommendations on director compensation and (iv) prepare the annual report on executive compensation required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement. Additional information regarding the functions performed by the committee is set forth below in the “Report of the Compensation Committee.”

The Nominating/Governance Committee, consisting of Mr. Dorflinger, Ms. Lang and Ms. Strom, met four times during 2008 and each member attended at least 75% of the meetings during the period in which he or she was a member of such committee. The functions of the Nominating/Governance Committee are to (i) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board, (ii) make recommendations to the Board concerning committee appointments, (iii) develop, recommend and annually review corporate governance guidelines for the Company and (iv) oversee corporate governance matters and coordinate an annual evaluation of the Board.

To be considered by the Nominating/Governance Committee, a director nominee should have experience as a board member or senior executive of a public company or nationally recognized private company. In addition to these minimum requirements, the Nominating/Governance Committee will also evaluate whether the nominee’s skills are complementary to the existing Board members’ skills, and the Board’s needs for operational, management, financial, international, technological or other expertise. The Nominating/ Governance Committee typically utilizes a search firm to identify and screen the candidates, do reference checks, prepare a biography for each candidate for the Nominating/Governance Committee to review and coordinate interviews. Mr. Williams was recommended to the Nominating/Governance Committee by George Fleck, a third-party recruiter that was hired to help identify and facilitate the screening and interview process of director nominees. The Company paid Mr. Fleck a fee of $90,000 plus expenses for performing these services in connection with the nomination of Mr. Williams. The Nominating/Governance Committee, the Chairman of the Board and executive officers interview candidates that meet the criteria, and the Nominating/Governance Committee selects nominees who best suit the Board’s needs. The Nominating/ Governance Committee will consider for nomination to the Board candidates suggested by the shareholders, provided that such recommendations are submitted and received by us at our principal executive offices at 3000 Technology Drive, Angleton, Texas 77515, with an appropriate biographical summary, in accordance with the requirements described below under “Date of Submission of Shareholder Proposals.”

The Board does not have a formal written policy requiring members to attend the Shareholders’ Meeting, although all members have traditionally attended. We anticipate that all of our directors will attend our 2009 Annual Meeting of Shareholders.

Certain Transactions

The Board reviews Related Person Transactions (as defined below) in which the Company is or will be a participant to determine if they are in the best interests of our shareholders and the Company. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a Related Person (as defined below) had or will have a direct or indirect material interest and that exceed $120,000 (Related Person Transactions) are subject to the Board’s review. “Related Persons” are directors, director nominees, executive officers, holders of 5% or more of our voting stock and their immediate family members. Immediate family members are children, stepchildren, spouses, parents, siblings, stepparents, mothers-in-law, fathers-in-law, brothers-in-law, sisters-in-law, daughters-in-law, sons-in-law and any person, other than a tenant or domestic employee, who shares in the household of a director, director nominee, executive officer or holder of 5% or more of our voting stock.

The Board does not have a written policy regarding Related Person Transactions. The Board does not believe a written policy is necessary because the Board has not, and does not expect to, approve the Company’s engagement in any Related Person Transactions other than in rare circumstances. Each Related Person Transaction is considered on a stand-alone basis based on facts and circumstances at the time.

After its review, the Board decides whether to approve or ratify a Related Person Transaction that is in, or is not inconsistent with, the best interests of the Company and its shareholders, as the Board determines in good faith.

On November 4, 2008, the Company entered into employment termination and settlement agreements (the Termination Agreements) with Messrs. Barton and Nigbor (the Executives), pursuant to which the Company and each Executive agreed that the Executives’ employment with the Company and its Affiliates would terminate effective December 1, 2008. Concurrently, the Company engaged the Executives as consultants pursuant to Consulting Services Agreements (the Consulting Agreements) with the Executives. Pursuant to his Consulting Agreement, Mr. Barton will be paid $250,000 in the aggregate, which will be paid in equal installments over a twelve (12) month period commencing on December 1, 2008 and ending on November 30, 2009. Pursuant to Mr. Nigbor’s Consulting Agreement, he will be paid $270,833 in the aggregate, which will be paid over a thirteen (13) month period commencing December 1, 2008 and ending on December 31, 2009. In addition, under the Termination Agreements, the Company (i) will provide the Executives a cash payment on January 4, 2010, as a health care benefit bridge to Medicare eligibility (Mr. Nigbor’s — $79,348; Mr. Barton’s — $39,946), and (ii) has extended the exercise period for all stock options granted to the Executives and fully vested at December 1, 2008 from three (3) months to twenty four (24) months after the December 1, 2008 (provided that any such extension shall not extend the maximum term during which any such option may be exercised beyond ten (10) years).

AUDIT COMMITTEE REPORT TO SHAREHOLDERS

The Audit Committee of the Board is responsible for providing independent, objective oversight of management’s conduct of the Company’s financial reporting process (including management’s development and maintenance of systems of internal accounting and financial controls). The Audit Committee operates under a written charter, previously approved by the Board. The Audit Committee met eleven times during 2008 and each member attended at least 75% of the meetings during the period in which he or she was a member of such committee. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee and our internal auditors, and our independent registered public accounting firm, KPMG LLP.

Management is responsible for the Company’s internal controls and financial reporting process. In carrying out its oversight responsibilities, the Audit Committee has sole authority for selection and retention of the Company’s independent accountants, subject to annual shareholder ratification. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management, our internal auditor and KPMG LLP to review and discuss the December 31, 2008 audited financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committee. The Audit Committee also received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with the independent accountants that firm’s independence.

The Audit Committee currently is composed of four non-employee directors, each of whom is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees. Mr. Dawson, Ms. Strom and Mr. Williams qualify as “audit committee financial experts” under the rules of the SEC. Please see the information under the caption “Nominees for Election” for Mr. Dawson, Ms. Strom and Mr. Williams’ financial experience.

Based upon the Audit Committee’s review of the audited consolidated financial statements, discussions with management, our internal auditor and the independent accountants, and the Audit Committee’s review of the representations of management and discussions with the independent accountants as set forth above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009.

The following table presents fees for professional services provided by KPMG LLP for 2008 and 2007, all of which were pre-approved by the Audit Committee.

	2008	2007
Audit Fees(1)	$2,400,392	$2,420,295
Audit-Related Fees(2)	—	12,668
Tax Fees(3)	328,758	382,853
All other fees(4)	7,500	—
Total fees	$2,736,650	$2,815,816

(1)	Includes fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2008 and 2007, the reviews of the condensed financial statements included in our quarterly reports on Forms 10-Q for the years ended December 31, 2008 and 2007, the audit of the Company’s internal control over financial reporting and the effectiveness of internal control over financial reporting, statutory audits required internationally and services rendered by KPMG LLP related to regulatory filings with the Securities and Exchange Commission.
(2)	Includes fees billed for professional services rendered by KPMG LLP for agreed-upon procedure engagements in 2007.

(3)	Includes fees billed for professional services rendered by KPMG LLP for domestic and international income tax planning, compliance, expatriate and executive tax work, and tax work related to foreign entity statutory audits.
(4)	Includes fees billed for professional services rendered by KPMG LLP for compilation of statutory financial statements in 2008. There were no other fees billed by KPMG LLP in 2007 for other professional services.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a specific policy for pre-approval of services to be provided by the Company’s independent registered public accounting firm. Under the policy, in addition to the annual audit engagement terms and fees, the Audit Committee pre-approves specific types of audit, audit-related, tax and non-audit services to be performed by the independent registered public accounting firm throughout the year, as well as fee ranges for each specific service, based on the Audit Committee’s determination that the provision of the services would not be likely to impair the accounting firm’s independence. Unless a type of service to be provided by the independent registered public accountant has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The pre-approval is effective for 12 months from the date of pre-approval, unless the Audit Committee specifically approves the provision of such services for a different period. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the Audit Committee at its next meeting. The policy also contains a list of prohibited non-audit services and requires that the independent registered public accounting firm ensure that all audit and non-audit services provided to the Company have been pre-approved by the Audit Committee or its designee.

The Audit Committee of the Company’s Board has considered whether the services provided by KPMG LLP as they related to other non-audit services are compatible with maintaining the accounting firm’s independence. The Audit Committee has determined that provision of those services is compatible with maintaining the independence of KPMG LLP as the Company’s registered public accounting firm.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE COMPANY’S BOARD OF DIRECTORS

Michael R. Dawson, Chair
Douglas G. Duncan
Bernee D.L. Strom
Clay C. Williams

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed KPMG LLP as the independent public accounting firm of the Company for the year ending December 31, 2009. The shareholders will be asked to ratify the appointment of KPMG LLP at the Meeting. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and present, in person or represented by proxy, at the Meeting. Representatives of KPMG LLP will be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTING FIRM.

COMPENSATION DISCUSSION AND ANALYSIS

The goals of our executive compensation program are to align executive compensation with the Company’s long-term business objectives and performance and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. We believe that the best way to achieve these goals is by aligning the financial interests of the Company’s executive officers closely with the interests of the Company’s shareholders through a combination of annual cash incentives and stock-based incentive compensation, while providing the executive officers with base salary compensation at levels that are competitive with prevailing standards.

Regarding most compensation matters, including executive and director compensation, our management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its responsibilities to others in setting compensation. The Chief Executive Officer annually reviews the performance of the other executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual equity awards, are presented by the Vice President of Human Resources to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the officers of the Company (which includes the executive officers). The Compensation Committee directly engaged Mercer Human Resource Consulting, Inc. to serve as the Compensation Committee’s compensation consultant (the consultant). The consultant provided general advice regarding compensation issues during 2008. The consultant did not provide any services on behalf of management and did not have any potential business conflicts with its role as an independent advisor.

Our executive compensation program is generally comprised of the three following components, each of which is determined in part by corporate performance:

•	Base salary compensation;
•	Annual incentive compensation; and
•	Long-term incentive compensation.

In setting executive officer compensation, the Compensation Committee considers all factors deemed relevant, including their views of appropriate compensation levels. The Compensation Committee also considers presentations compiled by the Vice President of Human Resources based on market pay survey data that provides information on the level of the total target compensation (salary, annual incentive compensation and long-term incentive awards) paid to similarly positioned executives at companies in a peer group (the Peer Group) at median performance. Our compensation program is designed to deliver above median compensation for above median performance and below median compensation for below median performance. The Compensation Committee has the discretion to approve an above median total target compensation opportunity when individual performance or other circumstances warrant.

The Peer Group was selected in 2007 based on a recommendation by the consultant from publicly traded companies that are major competitors in the marketplace for talent for those positions. The companies in the Peer Group included entities with revenues of between $1 billion and $7.5 billion, manufacturers and companies in the electronics, semiconductor and electronics manufacturing services industries. The Peer Group consisted of the following 15 companies:

• Agilysys, Inc.	• Jabil Circuit, Inc.
• Anixter International Inc.	• Molex Incorporated
• Amphenol Corporation	• PC Connection, Inc.
• Bell Microproducts Inc.	• Plexus Corp
• Brightpoint, Inc.	• ScanSource, Inc.
• CDW Corporation	• Synnex Corporation
• Cooper Industries, Ltd.	• Vishay Intertechnology, Inc.
• Insight Enterprises, Inc.

Base Salary Compensation

Our Compensation Committee reviews base salaries for executive officers annually. In making salary determinations, the Compensation Committee considers the terms of any employment contract with the executive, the recommendations of the Chief Executive Officer (as to other executive officers), salary norms for persons in comparable positions in the executive’s Peer Group, the executive’s experience and scope of responsibility, and the Compensation Committee’s assessment of the executive’s individual past and potential future contribution to the Company’s results. During its review of base salaries for executives, the Compensation Committee primarily considers market data provided by the consultant, the Vice President of Human Resources, internal review of the executive’s compensation, both individually and relative to other officers and the individual performance of the executive, as well as its own business experience and views on appropriate compensation levels.

Annual Incentive Compensation

The purpose of the annual incentive compensation plan is to align the interests of executive officers with our shareholders by motivating executive officers to achieve superior financial and operational performance that increases shareholder value. Incentive bonuses are generally granted based on a percentage of each executive officer’s base salary earned during the fiscal year. The 2008 incentive compensation plan for Messrs. Fu, Adam, Nigbor, Barton and Ms. Delly was adopted by our compensation committee in February 2008. Our practice is to award cash bonuses based upon performance goals. The following table sets forth the 2008 threshold, target, incremental and maximum performance goals, and the actual fiscal year financial results of the Company, for each of the executive officers:

	Corporate Performance Goals
Objective Level	Earnings Per Share(1)	Inventory Turns(2)	Revenue
Threshold	$1.50	6.5	$2.9 billion
Target	$1.60	7.0	$3.1 billion
Incremental	$1.70	7.5	$3.3 billion
Maximum	$1.80	8.0	$3.5 billion
Actual	$1.22	6.9	$2.6 billion

(1)	Earnings per share before special items excludes restructuring charges, goodwill impairment charges and a discrete tax benefit related to a previously closed facility.
(2)	Inventory turns is calculated as sales divided by average inventory for each of the four quarters ended December 31, 2008.

The following table sets forth the 2008 threshold, target, incremental and maximum cash incentive amount levels, as a percentage of salary, for each of the executives based on their achievement of each of the three performance goals above:

	2008 Incentive Amount as a Percentage of Salary Related to Achievement of Each of Three Corporate Performance Goals
Named Executive	Threshold	Target	Incremental	Maximum
Cary T. Fu	16.7%	33.33%	50.0%	66.70%
Donald F. Adam	8.3%	16.70%	25.0%	33.33%
Gayla J. Delly	12.5%	25.00%	37.5%	50.00%
Donald E. Nigbor	8.3%	16.70%	25.0%	33.33%
Steven A. Barton	8.3%	16.70%	25.0%	33.33%

The total bonus award is determined according to the level of achievement of the corporate performance goals. The maximum incentive bonus for these executive officers was 200% for Mr. Fu, 150% for Ms. Delly and 100% for Messrs. Adam, Nigbor and Barton.

At its February 2009 meeting, the Compensation Committee determined the extent to which the performance goals were achieved, and approved the amount of the award to be paid to each executive officer. For each of the executives, we have set forth in the table below the amount of annual cash compensation earned and the corresponding percentage of their 2008 base salary that the amount represented. Pursuant to the Termination Agreements, no amounts were awarded to Messrs. Nigbor and Barton for 2008.

Named Executive	Amount of Cash Incentive Earned	% of Salary
Cary T. Fu	$112,083	16.70	%(1)
Donald F. Adam	$23,463	8.30	%(2)
Gayla J. Delly	$58,762	12.50	%(3)

(1)	Mr. Fu’s total cash incentive compensation of 16.70% consisted of the following percentages for each performance goal: 0% for earnings per share before special items, 16.70% for inventory turns and 0% for revenue.
(2)	Mr. Adam’s total cash incentive compensation of 8.30% consisted of the following percentages for each performance goal: 0% for earnings per share before special items, 8.30% for inventory turns and 0% for revenue.
(3)	Ms. Delly’s total cash incentive compensation of 12.50% consisted of the following percentages for each performance goal: 0% for earnings per share before special items, 12.50% for inventory turns and 0% for revenue.

On February 17, 2009, the Compensation Committee established the corporate performance goals for the 2009 executive incentive compensation plan for the executive officers. The targets are based on the Company’s achievement of corporate financial objectives with equal weighting of the following criteria: earnings per share, inventory turns and revenue. If the corporate financial objective targets are reached, annual incentive compensation is 100% of the base salary for the chief executive officer, 75% of the base salary for the president and 50% of the base salary for the chief financial officer. If the maximum corporate financial objective targets are reached, annual incentive compensation is 200% of the base salary for the chief executive officer, 150% of the base salary for the president and 100% of the base salary for the chief financial officer.

Long-Term Incentive Compensation

In 2008, long-term incentive compensation of the executive officers took the form of stock option and restricted stock awards. The Compensation Committee believes that stock options, restricted stock and other methods of equity-based incentive compensation are critical in motivating the long-term creation of shareholder value because methods of equity-based incentive compensation focus executive attention on share price as the primary measure of the Company’s overall performance. In February 2008, the Compensation Committee approved a new approach to long-term incentive compensation in which the mix of equity-based incentives would include restricted stock awards. Previous long-term incentive compensation consisted of stock options only. Under this approach, the Compensation Committee will issue a portion of the annual long-term incentive compensation in the form of restricted stock awards. The Compensation Committee grants stock options at not less than 100% of the fair market value of the common shares on the date of grant. Because stock options provide value only in the event of share price appreciation, the Compensation Committee believes these awards are, by their nature, performance-based and are an important component of our executive compensation program. Although management may recommend the number of shares to be covered by equity awards granted to employees, the Compensation Committee approves the grant of all equity awards and does not delegate the timing of such grants. Equity award grants to our Chief Executive Officer and other executive officers are not made automatically each year. The amount and terms of equity awards already held by an executive officer generally are not significant factors in the Compensation Committee’s determination of whether and how many equity awards should be granted to the executive officer. Approximately 80% of the equity awards granted since 2000 have been granted to employees who are not executive officers. We believe that through our broad-based plan, the economic interests of our employees, including our executives, are more closely aligned to those of the shareholders. Equity award grants provide an incentive that focuses the executives’ attention on managing the Company from the perspective of an owner with an equity stake in the business.

The Company’s executive officers who are also directors are subject to a minimum share ownership requirement. Within three years after joining the Board, each director is required to directly own common shares of the Company with a market value of at least $100,000. Messrs. Fu, Nigbor and Barton are in compliance with this ownership requirement.

Retirement Benefits

All employees in the United States, including the executive officers, are eligible to participate in the Company’s 401(k) Employee Savings Plan (the Savings Plan). The Savings Plan is a defined contribution tax-qualified retirement savings plan pursuant to which employees are able to contribute a portion of their eligible cash compensation to the Savings Plan and the Company provides matching cash contributions up to 4% of the employees’ eligible compensation. All contributions to the Savings Plan as well as any matching contributions are fully vested upon contribution.

Perquisites and Personal Benefits

The Company provides only minimum perquisites or other personal benefits to executive officers, consisting primarily of a portion of the cost of financial planning services, health club memberships and annual physical exams. During 2008, none of the executive officers were reimbursed for these costs.

Role of Chief Executive Officer in Compensation Decisions

The Compensation Committee makes all compensation decisions for officers of the Company (which includes the executive officers) and approves recommendations regarding equity-based compensation to all employees of the Company. The Chief Executive Officer annually reviews the performance of the other executive officers. The conclusions reached by the Chief Executive Officer and his recommendations based on these performance reviews, including with respect to salary adjustments and annual equity awards, are presented by the Vice President of Human Resources to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the officers of the Company (which includes the executive officers). The Vice President of Human Resources regularly attends the Compensation Committee meetings.

Timing of Compensation Decisions

The Compensation Committee generally makes executive base salary compensation decisions in August of each year. The Compensation Committee’s practice has been to review and approve stock option grants and restricted stock awards to all eligible employees, including executive officers, once a year, on the date of the Compensation Committee’s regularly scheduled fourth quarter meeting at an exercise price equal to the closing price of the Company’s common shares as reported by the New York Stock Exchange for that date. The Company believes this practice is reasonable when followed on a consistent basis each year and does not time the grant of equity awards with the release of material nonpublic information.

IRS Limits on Deductibility of Compensation

An income tax deduction under Section 162(m) of the Internal Revenue Code will generally be available for annual compensation in excess of $1 million paid to the executive officers only if that compensation is “performance-based” and complies with certain other tax law requirements. Although the Compensation Committee considers deductibility issues when approving executive compensation elements, we believe that the other compensation objectives, such as attracting, retaining and providing incentives to qualified managers, are important and may supersede the goal of maintaining deductibility. Consequently, the Compensation Committee may make compensation decisions without regard to deductibility when it believes it is in the best interests of the Company and its shareholders to do so.

REPORT OF COMPENSATION COMMITTEE

The Company’s executive compensation program is administered by the Compensation Committee, a committee of the Board composed of non-employee directors listed below this report. The Compensation Committee is responsible for recommending to the full Board the compensation of the Chief Executive Officer of the Company, determining the compensation of the other executive officers of the Company, and administering the Company’s employee benefit plans. None of the members of the Compensation Committee has any interlocking or other relationships with the Company that would call into question their independence as Compensation Committee members. The Compensation Committee operates under a written charter previously approved by the Board.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the CD&A) for the year ended December 31, 2008 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board, and the Board has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2008 for filing with the SEC.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS.

Laura W. Lang, Chair
Michael R. Dawson
Douglas G. Duncan
Clay C. Williams

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer and our other four executive officers who served in such capacities during the fiscal years ended December 31, 2008 and 2007 (the Named Executive Officers). None of our Named Executive Officers is covered by a pension plan or a nonqualified deferred compensation plan. Accordingly, these columns have been omitted.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)		Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Cary T. Fu Chief Executive Officer (PEO)(4)	2008	$671,154	$48,136	$434,396		$112,083	$9,324	$1,275,093
	2007	622,136	—	353,021		207,358	9,016	1,191,531
	2006	603,604	—	224,417		1,101,577	8,616	1,938,214
Donald F. Adam Chief Financial Officer (PFO)(4)	2008	282,692	19,474	114,283		23,463	9,324	449,236
	2007	248,077	—	86,638		41,429	9,016	385,160
	2006	179,856	—	74,039		44,964	8,616	307,475
Gayla J. Delly President(4)	2008	470,096	29,211	315,688		58,762	9,324	883,081
	2007	440,000	—	251,806		110,000	9,016	810,822
	2006	422,577	—	239,138		565,197	8,616	1,235,528
Donald E. Nigbor Chairman	2008	236,538	—	87,130	(5)	—	50,991	374,659
	2007	245,192	—	103,206		40,947	9,016	398,361
	2006	250,000	—	76,813		203,125	8,616	538,554
Steven A. Barton Former Executive Vice President	2008	236,539	—	(91,946	)(5)	—	50,991	195,584
	2007	245,192	—	96,956		40,947	9,016	392,111
	2006	250,000	—	61,464		253,125	8,616	573,205

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 and 2007, in accordance with the provisions of Statement of Financial Accounting Standards No. 123R, “Share-based Payments” (SFAS No. 123R), of awards pursuant to the Company’s stock awards plan and thus include amounts attributable to awards granted in and prior to 2008. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2008, 2007 and 2006 are included in footnote 1(m) to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009. The actual number of stock option and restricted stock grants is shown in the “2008 Grants of Plan Based Awards” table included in this filing.
(2)	The amounts shown in this column reflect cash bonuses paid to the Named Executive Officers pursuant to the Company’s annual incentive compensation plans. The amounts include cash bonuses earned in year of service regardless of when paid.
(3)	For fiscal year ended December 31, 2008, the “All Other Compensation” column includes (a) $9,000 paid by the Company pursuant to the Company’s Savings Plan to each of the Named Executives (under the Savings Plan, the Company is obligated to make matching contributions to the Savings Plan in an amount equal to 100% of each participant’s elective contributions, to the extent that such elective contributions do not exceed 4% of such participant’s eligible compensation), (b) payments by the Company of premiums of $324 for term life insurance on behalf of each of the Named Executives, and (c) for Mr. Nigbor and Mr. Barton, $41,667 paid by the Company pursuant to their Consulting Agreements.
(4)	In December 2006, Mr. Fu resigned as President and Ms. Delly was appointed President. Prior to December 2006, Mr. Fu served as President and Chief Executive Officer. Mr. Adam was appointed Chief Financial Officer in December 2006 to replace Ms. Delly. Prior to December 2006, Mr. Adam served as Vice President and Corporate Controller.
(5)	During 2008, the Company recorded reductions to stock-based compensation expense in accordance with SFAS 123R in its financial statements as the Company previously had recorded expense associated with stock option awards to Messrs. Nigbor and Barton that have been cancelled as a result of the terms of Messrs. Nigbor and Barton’s Termination Agreements. Also during 2008, the Company recorded additional stock-based compensation expense in accordance with SFAS 123R in its financial statements as a result of the extension of the exercise period to December 1, 2010 for all stock options granted to Messrs. Nigbor and Barton and fully vested prior to December 1, 2008.

Employment Agreements

The Company has entered into employment agreements with Messrs. Fu, Adam and Ms. Delly. The agreements provide for annual base salaries, subject to increases from time to time as determined by the Compensation Committee. These agreements are automatically extended by successive one-year terms, unless terminated by the Company or the executive. Mr. Fu’s current annual base salary is $700,000 through August 1, 2009. Ms. Delly’s current annual base salary is $485,000 through August 1, 2009. Mr. Adam’s current annual based salary is $300,000 through August 1, 2009.

In addition to annual base salaries, the aforementioned employment agreements provide for payment of bonuses if the Company attains or exceeds its corporate performance goals which are specified each year by the Compensation Committee. A more detailed discussion of the corporate performance goals and these bonuses, including the percentage of base salary and the mechanism by which the bonuses are paid and determined by the Compensation Committee is summarized in the section titled “Annual Incentive Compensation” above in “Compensation Discussion and Analysis”.

The employment agreements also provide for payment of severance by the Company if the executive’s employment is terminated (i) by the Company without cause or (ii) by the executive for “good reason”, in an amount equal to 100% of the executive’s annual base salary plus a prorated bonus and an additional amount sufficient to pay all applicable excise taxes in conjunction with the severance payment, in a lump sum payment six months after termination. Generally, under these agreements, good reason is defined to include (i) a material diminution of the executive’s duties or responsibilities, (ii) a reduction in the executive’s base salary greater than ten percent (10%), or annual bonus or long-term incentive compensation opportunity, (iii) a change of control, but only if the executive terminates his employment within ninety days after the date of such change of control, or (iv) a material breach by the Company of any other provision of the employment agreements that is not cured after written notice by the executive. In addition, the Company will provide continuation of medical, dental, health and other welfare benefits for two years after the termination of employment. Additionally, the agreements provide payment of severance upon the executive’s death or disability, in an amount equal to 100% of the executive’s annual base salary plus a prorated bonus, in a lump sum payment six months after the date of termination.

Grants of Plan-Based Awards

In 2000, we adopted, and our shareholders approved, the Benchmark Electronics, Inc. 2000 Stock Awards Plan (the 2000 Plan) for the benefit of the Company’s officers and employees, affiliates, and consultants to the Company and its affiliates (the Eligible Participants). The 2000 Plan replaced the 1990 Stock Option Plan that expired in May 2000, although awards continue to be outstanding under the 1990 Stock Option Plan. The 2000 Plan is administered by our Compensation Committee. The purpose of the 2000 Plan is to encourage ownership of Common Shares by the Eligible Participants to provide increased incentive for such Eligible Participants to render services and to exert maximum effort for the business success of the Company and to strengthen identification of such Eligible Participants with the shareholders for the purpose of maximizing shareholder value. The 2000 Plan utilizes vesting periods to encourage its executive officers and eligible employees to continue in the employ of the Company. The 2000 Plan authorizes the Company, upon recommendation of the Compensation Committee of the Board, to grant a variety of types of awards, including stock options, restricted stock awards, stock appreciation rights, performance awards, and phantom stock awards, or any combination thereof, to key employees of the Company. The maximum number of common shares that may be subject to outstanding awards determined immediately after the grant of any award, and the maximum number of shares which may be issued under the 2000 Plan, as amended, pursuant to all awards, may not exceed 11.25 million shares (subject to antidilutive adjustment). As of December 31, 2008, the Company has 5.8 million outstanding equity awards (0.5 million under the 1990 Plan and 5.3 million under the 2000 Plan) and 4.2 million additional equity awards may be granted under the 2000 Plan. Options granted under the 2000 Plan, unless waived or modified in a particular option agreement or by action of the Compensation Committee, vest according to the following schedule:

From the Date of Grant	Portion of Grant Vested
Less than two years	0%
2 years	20%
3 years	50%
4 or more years	100%

Restricted stock awards granted under the 2000 Plan, unless waived or modified in a particular restricted stock agreement or by action of the Compensation Committee, vest according to the following schedule:

From the Date of Grant	Portion of Grant Vested
Less than two years	0%
2 years	50%
3 years	75%
4 or more years	100%

Equity awards granted under the 2000 Plan require that the recipient of a grant be continuously employed or otherwise provide services to us or our subsidiaries. Failure to be continuously employed or in another service relationship, generally results in the forfeiture of equity awards not vested at the time the employment or other service relationship ends. Termination of a recipient’s employment or other service relationship for cause generally results in the forfeiture of all of the recipient’s equity awards not vested at the time of termination.

The following table sets forth information concerning grants of nonqualified stock option and restricted stock awards to the Named Executive Officers during the fiscal year ended December 31, 2008 under the 2000 Plan, as well as estimated future payouts under cash incentive plans. During 2008, the Company did not grant any equity awards that are subject to performance-based vesting. Accordingly, these columns have been omitted.

2008 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)		Target ($)		Maximum ($)
Cary T. Fu	02/19/08	$336,248		$671,087		$1,342,979		—	—	—	—
	03/17/08	—		—		—		8,500	—	—	$149,090
	12/10/08	—		—		—		18,000	—	—	$227,520
	12/10/08	—		—		—		—	100,000	$12.64	$463,000
Donald F. Adam	02/19/08	70,390		141,629		282,664		—	—	—	—
	03/17/08	—		—		—		4,000	—	—	$70,160
	12/10/08	—		—		—		7,200	—	—	$91,008
	12/10/08	—		—		—		—	40,000	$12.64	$185,200
Gayla J. Delly	02/19/08	176,286		352,572		705,144		—	—	—	—
	03/17/08	—		—		—		6,000	—	—	$105,240
	12/10/08	—		—		—		10,800	—	—	$136,512
	12/10/08	—		—		—		—	60,000	$12.64	$277,800
Donald E. Nigbor	02/19/08	58,898	(3)	118,506	(3)	236,514	(3)	—	—	—	—
Steven A. Barton	02/19/08	58,898	(3)	118,506	(3)	236,515	(3)	—	—	—	—

(1)	Represents closing market price of a share of the Company’s stock on option’s grant date.

(2)	The amounts shown in this column reflect the grant date fair value of the restricted stock and stock option awards granted in 2008, as computed in accordance with SFAS No. 123R. The restricted stock awards were valued using the closing market price of a share of the Company’s stock on the restricted stock grant date. The stock option awards were valued using the Black-Scholes option-pricing model. Assumptions used in the Black-Scholes model are included in footnote 1(m) to the Company’s audited financial statements for the year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009.
(3)	The information included in the “Threshold”, “Target” and “Maximum” columns represent the range of potential payout under the 2008 incentive compensation plan for Messrs. Nigbor and Barton adopted by the Compensation Committee in February 2008. Pursuant to the Termination Agreements, no amounts were awarded to Messrs. Nigbor and Barton for 2008.

2008 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by the Named Executive Officers at December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Cary T. Fu	112,500	—		$13.22	05/17/09
	44,999	—		$7.92	01/11/10
	45,000	—		$9.19	01/02/11
	67,500	—		$9.01	07/24/11
	112,499	—		$11.44	08/01/12
	75,000	—		$24.13	12/11/13
	75,000	—		$23.37	11/30/14
	15,000	60,000	(1)	$23.22	01/10/16
	10,000	40,000	(2)	$26.84	11/15/16
	—	50,000	(3)	$17.22	12/05/17
	—	100,000	(4)	$12.64	12/10/18
	—	—		—	—	26,500	(5)	$338,405
Donald F. Adam	16,874	—		$15.77	02/18/13
	15,000	—		$24.13	12/11/13
	15,000	—		$23.37	11/30/14
	3,000	12,000	(1)	$23.22	01/10/16
	4,000	16,000	(2)	$26.84	11/15/16
	—	20,000	(3)	$17.22	12/05/17
	—	40,000	(4)	$12.64	12/10/18
	—	—		—	—	11,200	(5)	$143,024
Gayla J. Delly	56,250	—		$13.22	05/17/09
	44,999	—		$7.92	01/11/10
	22,500	—		$9.19	01/02/11
	33,750	—		$8.46	01/02/12
	44,999	—		$15.77	02/18/13
	30,000	—		$24.13	12/11/13
	37,500	—		$23.37	11/30/14
	9,000	36,000	(1)	$23.22	01/10/16
	6,000	24,000	(2)	$26.84	11/15/16
	—	30,000	(3)	$17.22	12/05/17
	—	60,000	(4)	$12.64	12/10/18
	—	—		—	—	16,800	(5)	$214,536

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Donald E. Nigbor	112,500	—	$13.22	03/01/09
	112,499	—	$11.44	12/01/10
	75,000	—	$24.13	12/01/10
	52,500	—	$22.65	12/01/10
	6,000	—	$23.22	12/01/10
	2,500	—	$26.84	12/01/10
Steven A. Barton	10,500	—	$24.13	12/01/10
	15,000	—	$23.37	12/01/10
	3,750	—	$23.22	12/01/10
	2,500	—	$26.84	12/01/10

(1)	Options granted January 10, 2006 with an exercise price of $23.22 will vest as follows.

Vesting Date	Cary T. Fu	Gayla J. Delly	Donald F. Adam
January 10, 2009	22,500	13,500	4,500
January 10, 2010	37,500	22,500	7,500
(2)	Options granted November 15, 2006 with an exercise price of $26.84 will vest as follows.

Vesting Date	Cary T. Fu	Gayla J. Delly	Donald F. Adam
November 15, 2009	15,000	9,000	6,000
November 15, 2010	25,000	15,000	10,000
(3)	Options granted December 5, 2007 with an exercise price of $17.22 will vest as follows.

Vesting Date	Cary T. Fu	Gayla J. Delly	Donald F. Adam
December 5, 2009	10,000	6,000	4,000
December 5, 2010	15,000	9,000	6,000
December 5, 2011	25,000	15,000	10,000
(4)	Options granted December 10, 2008 with an exercise price of $12.64 will vest as follows.

Vesting Date	Cary T. Fu	Gayla J. Delly	Donald F. Adam
December 10, 2010	20,000	12,000	8,000
December 10, 2011	30,000	18,000	12,000
December 10, 2012	50,000	30,000	20,000
(5)	The following table provides the number of unvested restricted stock awards by vesting date held by the Named Executive Officers at December 31, 2008.

Vesting Date	Cary T. Fu	Gayla J. Delly	Donald F. Adam
March 17, 2010	4,250	3,000	2,000
December 10, 2010	9,000	5,400	3,600
March 17, 2011	2,125	1,500	1,000
December 10, 2011	4,500	2,700	1,800
March 17, 2012	2,125	1,500	1,000
December 10, 2012	4,500	2,700	1,800

2008 Option Exercises and Stock Vested Table

The following table sets forth information concerning exercises of stock options by the Named Executive Officers during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Cary T. Fu	179,999	$1,577,078	—	—

Pension Benefits

None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits.

Non-Qualified Deferred Compensation

During 2008, none of our Named Executive Officers was covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that was not tax-qualified. Effective January 1, 2009, the Company established the Benchmark Electronics, Inc. Deferred Compensation Plan (the Deferred Compensation Plan) which allows certain designated employees, including the Named Executive Officers, to defer up to 75% of their base salary and up to 100% of other types of “compensation” (as defined in the Deferred Compensation Plan) on a tax-deferred basis. Participants may receive matching contributions from the Company on certain of their deferrals. Some participants may also receive discretionary contributions made by the Company. The Company intends that the Plan will at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code and be administered as a nonqualified “top-hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act.

Potential Payments Upon Termination or Change in Control

The Company has entered into employment agreements with the Named Executive Officers that will require it to make payments to these individuals in the event of the termination of their employment not-for-cause or by executive for good reason or change in control of the Company. Upon a termination of employment for cause or retirement, the Named Executive Officers shall only receive salary earned to the date of termination. The table below reflects the amount of compensation payable to each Named Executive Officer upon involuntary not-for-cause termination, termination by executive for good reason and termination following a change of control in accordance with the employment agreements. The amounts shown assume that such termination was effective as of December 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

Name	Lump Sum Severance Payment(1)	Continuation of Insurance Benefits(2)	Accelerated Vesting of Stock Options(3)	Accelerated Vesting of Stock Awards(4)
Cary T. Fu	$1,400,000	$9,000	$13,000	$338,405
Donald F. Adam	375,000	9,000	5,200	143,024
Gayla J. Delly	776,000	9,000	7,800	214,536

(1)	Payment based on executive’s annual base salary and bonus as of December 31, 2008. The amounts do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.
(2)	Estimated cost to the Company of providing medical, dental, health and other welfare benefits for one year after the termination of employment based on average annual cost per employee.
(3)	The value of the accelerated vesting benefit equals the number of shares as to which the in-the-money stock options would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the difference between the closing price per share of the Company’s common shares on December 31, 2008 and the exercise price per share for the affected options.

(4)	The value of the accelerated vesting benefit equals the number of restricted stock awards that would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the closing price per share of the Company’s common shares on December 31, 2008.

Potential Payments Upon Death or Disability

The amount of compensation payable to each Named Executive Officer’s estate upon the death or disability of such executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the executives’ estates upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

Name	Lump Sum Payment(1)
Cary T. Fu	$1,400,000
Donald F. Adam	375,000
Gayla J. Delly	776,000

(1)	Payment based on executive’s annual base salary and bonus as of December 31, 2008. The amounts do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay.

Compensation of Directors

Employee directors have never received any additional compensation for serving on the Board above the compensation they received for serving as officers of the Company, as described under “Executive Compensation and Other Matters.”

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting non-employee director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. Directors are subject to a minimum share ownership requirement. Within three years after joining the Board, each director is required to directly own common shares of the Company with a market value of at least $100,000. All of the Company’s directors are in compliance with this ownership requirement.

Cash Compensation Paid to Non-Employee Directors

The following table shows non-employee director compensation as determined by the Board upon the recommendation of the Compensation Committee.

Annual Board Retainer(1)	$60,000
Annual Committee Chair Retainer(1)	$5,000
Payment per Board meeting attended	$1,000
Payment per Committee meetings attended	$1,000
Payment per Committee meeting attended as Chair of Committee	$1,000

(1)	Payable quarterly.

The Company also reimburses its non-employee directors for their reasonable travel expenses in attending such meetings.

Stock Option Program

In December 1994, the Board adopted the Benchmark Electronics, Inc. 1994 Stock Option Plan for Non-Employee Directors (the 1994 Plan) for the benefit of members of the Board who are not employees of the Company or its Affiliates (as defined in the 1994 Plan). The purpose of the 1994 Plan was to encourage ownership of the Company’s Common Shares by eligible non-employee directors of the Company, to provide increased incentive for such directors to render services and to exert maximum effort for the business success of the Company and to further strengthen the identification of directors with the shareholders of the Company.

The 1994 Plan terminated in December 2004. The 1994 Plan was replaced in 2002 by the Benchmark Electronics, Inc. 2002 Stock Option Plan for Non-Employee Directors (the 2002 Plan), and no additional grants may be made under the 1994 Plan. The Company has outstanding options with respect to 33,750 Common Shares under the 1994 Plan.

After giving effect to the Company’s stock splits in 2003 and 2006, the 2002 Plan, as amended, provides for the granting of a stock option to purchase up to 15,750 Common Shares upon the occurrence of the non-employee director’s election or reelection to the Board. The maximum number of Common Shares for which options may be granted under the 2002 Plan is 675,000, after giving effect to the Company’s stock splits in 2003 and 2006. No awards may be granted under the 2002 Plan after the expiration of ten years from February 26, 2002, the date of its adoption by the Board. The 2002 Plan remains in effect as to awards made prior to the expiration of ten years until such awards have been satisfied or have expired. All awards under the 2002 Plan are fully vested upon the date of grant. The exercise price per common share of options granted under the 2002 Plan will be the fair market value of a Common Share on the date such option is granted.

During 2008, 60,500 options were granted to non-employee directors under the 2002 Plan to purchase Common Shares at a weighted-average exercise price of $16.25 per share. The Company has outstanding options with respect to 264,250 Common Shares under the 2002 Plan.

2008 Director Summary Compensation Table

The following table summarizes the cash and equity compensation for non-employee directors during the fiscal year ended December 31, 2008. The Company did not grant any stock awards to any of our non-employee directors during 2008 and none of our directors is covered by a non-equity incentive plan, a pension plan or a nonqualified deferred compensation plan; accordingly these columns have been omitted.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards(2) ($)	Total ($)
Michael R. Dawson	$77,000	$86,400	$163,400
Peter G. Dorflinger	77,000	86,400	163,400
Douglas G. Duncan	68,000	86,400	154,400
Laura W. Lang	77,000	90,720	167,720
Bernee D.L. Strom	68,000	86,400	154,400
Clay C. Williams	15,533	52,300	67,833

(1)	Donald E. Nigbor, the Company’s Chairman of the Board, Cary T. Fu, the Company’s Chief Executive Officer and Steven A. Barton, formerly the Company’s Executive Vice President are not included in this table as they are employees of the Company and thus receive no compensation for their services as directors. The compensation received by Messrs. Nigbor, Fu and Barton as employees of the Company are shown in the Summary Compensation Table on page 16.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS 123(R). As of December 31, 2008, each of the non-employee directors had the following number of options outstanding: Mr. Dawson: 30,000; Mr. Dorflinger: 120,750; Mr. Duncan: 30,000; Ms. Lang: 47,250; Ms. Strom: 60,000; and Mr. Williams: 10,000.

COMMON SHARE OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of Common Shares as of April 6, 2009, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares, each director and nominee for director of the Company, each executive officer of the Company and all directors and executive officers of the Company as a group.

Beneficial Owners	Common Shares Beneficially Owned(1)		Percentage of Outstanding Common Shares
Donald E. Nigbor 3000 Technology Drive Angleton, Texas 77515	277,671	(2)	(5)
Cary T. Fu 3000 Technology Drive Angleton, Texas 77515	1,141,240	(3)	1.7%
Donald F. Adam 3000 Technology Drive Angleton, Texas 77515	69,574	(4)	(5)
Steven A. Barton 3000 Technology Drive Angleton, Texas 77515	36,750	(6)	(5)
Gayla J. Delly 3000 Technology Drive Angleton, Texas 77515	323,947	(7)	(5)
Michael R. Dawson 575 N. Dairy Ashford, Suite 200 Houston, Texas 77079	37,000	(8)	(5)
Peter G. Dorflinger One Carolane Trail Houston, Texas 77024	169,500	(9)	(5)
Douglas G. Duncan 1715 Aaron Brenner Drive, Suite 600 Memphis, Tennessee 38120	38,850	(10)	(5)
Laura W. Lang 800 Boylston Street Boston, Massachusetts 02199	53,250	(11)	(5)
Bernee D.L. Strom 5505 Lake Washington Blvd., N.E. #3B Kirkland, Washington 98033	64,750	(12)	(5)
Clay C. Williams 7909 Parkwood Circle Drive Houston, Texas 77036	20,000	(13)	(5)
Directors and executive officers as a group (11 persons)	2,232,532	(14)	3.4%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, California 90401	5,419,960	(15)(16)	8.3%

Beneficial Owners	Common Shares Beneficially Owned(1)		Percentage of Outstanding Common Shares
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	5,303,100	(15)(17)	8.1%
Barclays Global Investors, NA 45 Freemont Street, 17th Floor San Francisco, California 94105	4,476,529	(15)(18)	6.9%
Royce & Associates, LLC 1414 Avenue of the Americas New York, New York 10019	4,041,850	(15)(19)	6.2%
Bank of America Corporation 100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, North Carolina 28255	3,317,756	(15)(20)	5.1%

(1)	Unless otherwise noted, each person identified possesses sole voting and dispositive power with respect to the Common Shares listed, subject to community property laws.
(2)	Includes 248,499 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of April 6, 2009.
(3)	Includes (i) 579,998 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of April 6, 2009 and (ii) 26,500 shares of restricted stock, of which Mr. Fu has voting power but not dispositive power.
(4)	Represents (i) 58,374 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of April 6, 2009 and (ii) 11,200 shares of restricted stock, of which Mr. Adam has voting power but not dispositive power.
(5)	Less than 1%.
(6)	Includes 31,750 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of April 6, 2009.
(7)	Includes (i) 298,498 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of April 6, 2009 and (ii) 16,800 shares of restricted stock, of which Ms. Delly has voting power but not dispositive power.
(8)	Includes 30,000 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of April 6, 2009.
(9)	Includes 120,750 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of April 6, 2009.
(10)	Represents 30,000 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of April 6, 2009.
(11)	Represents 47,250 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of April 6, 2009.
(12)	Represents 60,000 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of April 6, 2009.
(13)	Includes 10,000 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of April 6, 2009.
(14)	Includes 1,515,119 Common Shares that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of April 6, 2009.
(15)	Based solely on information filed with the SEC.
(16)	The Company has been advised in a Schedule 13G filing dated as of February 9, 2009 as follows with respect to these shares: (i) Dimensional Fund Advisors LP has sole power to vote or to direct the vote of 5,289,334 shares and sole power to dispose or to direct the disposition of 5,419,960 shares and (ii) Dimensional Fund Advisors LP holds such shares in its capacity as investor advisor.

(17)	The Company has been advised in a Schedule 13G filing dated as of January 16, 2009 as follows with respect to these shares: (i) Franklin Advisory Services, LLC has sole power to vote or to direct the vote of 5,195,100 shares and sole power to dispose or to direct the disposition of 5,303,100 shares and (ii) Franklin Advisory Services, LLC holds such shares in its capacity as investor advisor and other.
(18)	The Company has been advised in a Schedule 13G filing dated as of February 6, 2009 as follows with respect to these shares: (i) Barclays Global Investors, NA. has the power to vote or to direct the vote of 1,328,637 shares and sole power to dispose or to direct the disposition of 1,554,674 shares, (ii) Barclays Global Fund Advisors has the power to vote or to direct the vote of 2,137,063 shares and sole power to dispose or to direct the disposition of 2,878,275 shares, (iii) Barclays Global Investors, LTD has the sole power to vote or to direct the vote of 1,732 shares and to dispose or to direct the disposition of 43,580 shares, (iv) the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts and (v) the following entities may form a group with the entities listed in clauses (i), (ii) and (iii) above — (a) Barclays Global Investors Japan Limited, (b) Barclays Global Investors Canada Limited, (c) Barclays Global Investors Australia Limited and (d) Barclays Global Investors (Deutschland) AG.
(19)	The Company has been advised in a Schedule 13G filing dated as of January 23, 2009 as follows with respect to these shares: (i) Royce & Associates, LLC has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 4,041,850 shares and (ii) Royce & Associates, LLC holds such shares in its capacity as investor advisor.
(20)	The Company has been advised in a Schedule 13G filing dated as of February 12, 2009 as follows with respect to these shares: (i) Bank of America Corporation has shared power to vote or direct the vote with respect to 2,507,283 shares and shared power to dispose or direct the disposition of 3,317,756 shares, and (ii) Bank of America Corporation holds such shares in its capacity as a parent holding company or control person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the NYSE initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Shares and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and certain written representations provided to the Company by such persons, for the fiscal year beginning January 1, 2008 and ending December 31, 2008 all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten-percent beneficial owners were satisfied in a timely manner.

EXECUTIVE OFFICERS

The executive officers of the Company are Cary T. Fu, Donald F. Adam and Gayla J. Delly. See “Election of Directors — Nominees for Election” for certain information with respect to the age, positions and length of service with the Company, and business experience of Mr. Fu.

Ms. Delly, 49, has been with the Company since 1996 and served as President from December 2006 and Chief Financial Officer from May 2001 to December 2006. She has also served as Executive Vice President of the Company from September 2004 to December 2006, as Vice President Finance of the Company from November 2000 to September 2004, as Treasurer from January 1996 to December 2006 and as Controller of the Company from January 1996 to January 2002. Ms. Delly holds a B.S. degree in accounting from Samford University and is a Certified Public Accountant. Ms. Delly also serves as a director of Flowserve Corporation.

Mr. Adam, 45, has been Chief Financial Officer of the Company since December 2006. He has served as Vice President and Corporate Controller from July 2005 and as Corporate Controller from January 2002 to July 2005. From February 1998 to January 2002, Mr. Adam served as Chief Financial Officer of Specialty Piping Components, Inc. Mr. Adam holds a B.B.A. degree in accounting from The University of Texas and is a Certified Public Accountant.

EXPENSES OF SOLICITATION

The cost of soliciting proxies on behalf of the Board will be borne by the Company. Solicitations of proxies are being made by the Company through the mail and may also be made in person or by telephone. Directors and employees of the Company may be utilized in connection with such solicitations and no additional compensation will be paid to such individuals. The Company also will request brokers and nominees to forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons and will reimburse them for their reasonable forwarding expenses.

DATE OF SUBMISSION OF SHAREHOLDER PROPOSALS

In order for proposals submitted by the shareholders of the Company pursuant to Rule 14a-8 of the General Rules and Regulations under the Exchange Act to be included in the Company’s proxy statement and form of proxy relating to the 2010 Annual Meeting of the Shareholders, such proposals must be received at the Company’s principal executive offices no later than December 15, 2009. A shareholder choosing not to use the procedures established in Rule 14a-8 but wishing to submit a proposal at the Company’s 2010 Annual Meeting of the Shareholders must deliver the proposal at the Company’s principal executive offices no later than February 13, 2010.

INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT

This Proxy Statement and the Company’s 2008 Annual Report are available at http://www.bench.com/viewer/investor_annual_reports.asp.

FORM 10-K

A copy of our 2008 Annual Report to Shareholders, which excludes exhibits, but includes our financial statements for fiscal year 2008, is enclosed with this Proxy Statement. The Company’s Annual Report on Form 10-K, including all exhibits, has been filed with the SEC. Upon payment of the Company’s reasonable expenses, the Company will furnish a copy of any exhibit to the Form 10-K to any shareholder who makes a written request therefore to Investor Relations, Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515.

OTHER MATTERS

The Board does not intend to bring any other matter before the Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

By order of the Board of Directors,

Kenneth S. Barrow
Secretary

PROXY	BENCHMARK ELECTRONICS, INC.	PROXY

2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, MAY 20, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The 2009 Annual Meeting of Shareholders of Benchmark Electronics, Inc. (the “Company”) will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on Wednesday, May 20, 2009, beginning at 9:00 a.m. (local time). The undersigned hereby acknowledges receipt of the related Notice and Proxy Statement dated April 14, 2009, accompanying this proxy.

The undersigned hereby appoints Cary T. Fu, Gayla J. Delly, and Donald F. Adam, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all common shares, par value $0.10 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 2009 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters, not known or determined at the time of the solicitation of this proxy, as may properly come before such meeting or any adjournment thereof.

This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned's directions set forth herein. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR NAMED HEREIN TO SERVE ON THE BOARD OF DIRECTORS UNTIL THE 2010 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2009.

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE
ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

IMPORTANT — This Proxy must be signed and dated on the reverse side.

THE FOLLOWING PROPOSALS ARE BEING ACTED UPON:

PROPOSAL 1.	to elect seven directors to serve on the Board of Directors until the 2010 annual meeting of shareholders and until their successors are duly elected and qualified

Cary T. Fu	☐ For	☐ Withhold
Michael R. Dawson	☐ For	☐ Withhold
Peter G. Dorflinger	☐ For	☐ Withhold
Douglas G. Duncan	☐ For	☐ Withhold
Laura W. Lang	☐ For	☐ Withhold
Bernee D. L. Strom	☐ For	☐ Withhold
Clay C. Williams	☐ For	☐ Withhold
PROPOSAL 2.	to ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2009

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please sign your name exactly as it appears above. If shares are held jointly, all joint owners should sign. If shares are held by a corporation, please sign the full corporate name by the president or any other authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as such.

Dated , 2009 Signature of Shareholder